Exhibit 10.1

Redemption Agreement

Between

XUN ENERGY, INC., company incorporated under the laws of the State of Nevada,

(hereinafter:”XUN ENERGY”),

and

PETER MATOUSEK, a resident of the State of Oregon,

(hereinafter: “SELLER”),

WHEREAS this Redemption Agreement outlines the essential terms of the agreement entered into among XUN ENERGY and SELLER with respect to redemption of Common voting shares hereafter referred to,

THEREFORE, the parties hereby agree and stipulate as follows:

For the consideration of US$87,500.00 payable to SELLER on or before March 31, 2014, SELLER does hereby sell, assign and transfer to XUN ENERGY, one hundred forty million (140,000,000) shares of Xun Energy, Inc. (XNRG). The value assigned to each share is US$0.000625.

XUN ENERGY makes promise to pay to SELLER the sum of Eighty Seven Thousand Five Hundred Dollars (US$87,500.00) plus interest of 0.55% (IRS Short Term AFR – April 2011) per annum, on or before March 31, 2014. Interest will be accrued and paid on payment of the principal.

SELLER agrees that the principal is not due or callable by the SELLER before March 31, 2014.

SELLER agrees not to hypothecate or use this agreement for collateral or to pledge this agreement as collateral to secure debt.

SELLER warrants and represents that SELLER has good title to said property, has full authority to sell and assign the Shares and the Shares are being sold free and clear of all liens, encumbrances, liabilities and adverse claims of every nature and description.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement effective the 28th day of March, 2011.

XUN ENERGY, INC.

By: /s/ Peter Matousek

Peter Matousek, President

PETER MATOUSEK

By: /s/Peter Matousek

Endnotes